EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SodaStream International Ltd.:

We consent to the incorporation by reference in this registration statement on Form S-8 of SodaStream International Ltd. of our report dated April 30, 2014 with respect to the consolidated balance sheets of SodaStream International Ltd. and subsidiaries as of December 31, 2012 and 2013, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and to the effectiveness of internal control over financial reporting.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel
April 30, 2014